14 | Inside Financial Ford Interest Advantage (FIA), Ford Motor Credit Company’s U.S. demand notes program, has launched an enhanced website and mobile functionality to make it easier for investors to manage their investments. The program also is being marketed to potential investors to support growth plans. The redesigned website for investors who register to manage accounts online now includes electronic statements, easier management of multiple notes and other enhancements. Investors also now have the ability to use redemption proceeds to pay bills or make transfers between notes using mobile devices. “The new site is better organized and more intuitive, with easier access to view transaction history, make investments and redemptions, and coordinate same-day transfers between FIA notes,” said Rita Brincat, FIA manager. “In addition to the web and mobile enhancements for existing investors, our Marketing team has been working to expose potential new investors to FIA with targeted advertisements to groups such as Ford employees, our dealers and our customers.” The launch was supported by a large team that included Marketing, Information Technology, Legal, Finance and Ford Treasury representatives. Ford Interest Advantage is one of Ford Credit’s diverse sources of funding in the U.S. in support of Ford and Lincoln sales. “FIA is an important and stable part of our funding strategy,” Ford Credit CFO Michael Seneski said. “Our goal is to increase it from its current level of about $5 billion over time. The web enhancements and targeted marketing are some of the steps we are taking toward this goal.” FIA notes are demand investments, meaning the investor may redeem all or part of them at any time. The notes earn a floating rate of interest for the investor. FIA is an investment in unsecured debt obligations of Ford Credit. It is not an investment in a deposit or other bank account and is not protected by the Federal Deposit Insurance Corporation or any other insurance. The FIA notes are sold only through a prospectus. The prospectus and other information are available in the Investor Center section of FordCredit.com. Teamwork across Ford Credit supports FIA website launch and mobile capability Ford Interest Advantage Q&A How much can I invest in Ford Interest Advantage? The minimum initial investment is $1,000. The minimum for subsequent investments is $50. Investments must be in U.S. dollars. Investors can redeem their money at any time. How much interest does FIA pay? FIA has a floating rate of interest that is subject to weekly adjustments. Current and historical rates are in the Investor Center section of FordCredit.com. Ford Credit also discloses the current interest rate in pricing supplements filed with the Securities and Exchange Commission (SEC). What should I think about if I am considering an FIA investment? You should read the FIA prospectus, which is in the Investor Center at FordCredit.com. You also can get a copy by calling 1-800-462-2614. You should understand that this is different from a Federal Deposit Insurance Corporation (FDIC)-insured bank account or a money market mutual fund. It is an investment in an unsecured note of Ford Credit. FIA: Important investor information The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not insured by the Federal Deposit Insurance Corporation, they are not guaranteed by Ford Motor Company, and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company LLC and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with a U.S. Taxpayer ID (e.g., Social Security number) may apply. Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note program. The documents may be obtained free of charge through EDGAR on the SEC website at http://www.sec.gov/ Archives/edgar/data/38009/ 000104746912002626/ a2206701zs-3asr.htm. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. Members of the team supporting FIA website enhancements, mobile capability and marketing. photo to come